                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made this 29th day of
June, 2007, by and among THE CONNECTICUT WATER COMPANY, a Connecticut corporation with its principal place of business at 93 West Main Street,
Clinton, Connecticut 06413 (the "BUYER"), EASTERN CONNECTICUT REGIONAL WATER
COMPANY, INC., a Connecticut corporation with its principal place of business at
230 Beaver Street, Ansonia, Connecticut 06401 (the "SELLER"), and BIRMINGHAM
UTILITIES, INC., a Connecticut corporation with its principal place of business at 230 Beaver Street, Ansonia, Connecticut 06401 (the "SELLER PARENT")
(individually, a "PARTY" and collectively, the "PARTIES").

                                    RECITALS:

     A. The Seller is a wholly owned subsidiary of the Seller Parent and the
Seller is a public service company which sells water to residential and business customers in various cities and towns in eastern Connecticut through water systems owned by the Seller (the "WATER SYSTEMS").

     B. The Seller Parent is a wholly-owned subsidiary of BIW Limited, a
Connecticut corporation ("ATLANTIS").

     C. South Central Connecticut Regional Water Authority, a public instrumentality and a political subdivision of the State of Connecticut
("PARENT"), RWA21, Ltd., a wholly-owned subsidiary of Parent ("MERGER SUB"), and
Atlantis have entered into an Agreement and Plan of Merger dated June 29, 2007
(the "MERGER AGREEMENT"), which contemplates that Merger Sub will merge with and into Atlantis on and subject to the terms and conditions set forth in the Merger
Agreement (the "MERGER").

     D. Parent and its subsidiaries are not authorized to sell water in the cities and towns in eastern Connecticut where the Water Systems are located.

     E. The Merger Agreement provides that the Seller will sell the Purchased
Assets (as defined in Section 8.1(o) hereof) to a Person other than Parent simultaneously with the closing of the Merger.

     F. The Seller has agreed to sell and the Buyer has agreed to purchase the
Purchased Assets upon the terms and conditions hereinafter set forth.

     G. The Boards of Directors of the Buyer, the Seller and the Seller Parent
have authorized the execution, delivery and performance of this Agreement.

     H. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article VIII.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     1.1 RECITALS. The recitals are incorporated into this Agreement by reference.

     1.2 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth in this Agreement, the Seller hereby agrees to sell and the Buyer hereby agrees to purchase free and clear of any and all liens, claims, pledges, or other encumbrances (except as and to the extent expressly provided herein) the
Purchased Assets (as defined in Article VIII). Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability (as defined in Article VIII) related to the Purchased Assets unless the Buyer expressly assumes that Liability pursuant to Section 1.5.

     1.3 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in
Section 1.2 or elsewhere in this Agreement, the following assets of the Seller
(collectively, the "EXCLUDED ASSETS") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the Seller after the Closing Date (as defined in Section 2.1):

     (a) cash;

     (b) any account receivable, note receivable or other receivable of the
Seller from the Seller Parent, from any related Person of the Seller or any related Person of the Seller Parent;

     (c) all minute books, stock records and corporate seals;

     (d) all personnel records and other records that the Seller is required by law to retain in its possession;

     (e) all rights of the Seller under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement (as such terms are defined in
Section 2.2);

     (f) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Retained Liabilities (as defined in
Section 1.6) prior to the Closing Date;

     (g) all claims of the Seller against third parties relating to the
Purchased Assets relating to any period before the Closing, whether choate or inchoate, known or unknown, contingent or noncontingent;

     (h) all rights of the Seller relating to prepaid expenses, claims for refunds and rights to offset in respect thereof;

     (i) any Tangible Personal Property located in the Glastonbury, Connecticut, office of the Seller; and

     (j) any motor vehicles.

     1.4 PURCHASE PRICE. In consideration of the sale of the Purchased Assets, the Buyer shall pay to the Seller at the Closing the sum of Three Million Four
Hundred Ninety Thousand Dollars ($3,490,000) in cash (the "PURCHASE PRICE") by certified or bank check or by wire transfer to an account designated by the
Seller. At the Closing the Buyer may pay some or all of the Purchase Price directly to any creditor of the Seller with an encumbrance against the Purchased
Assets. The Buyer shall use commercially reasonable efforts to give the Seller at least fifteen (15) days prior written notice before making any such payment, the Buyer shall give the Seller written notice identifying in reasonable detail each lien, claim, pledge or other encumbrance against the Purchased Assets of which the Buyer has Knowledge and the Seller shall promptly, but in any event no later than at the Closing, deliver to the Buyer a release of each such encumbrance or reasonably satisfactory evidence that such a release will be delivered to the Buyer promptly after the Closing. In the event that the Seller fails to do so, at the Closing the Buyer may pay any or all of such creditors the total amount owed to such creditors of the Seller and receive a dollar for dollar credit against the Purchase Price. Nothing set forth herein shall relieve the Seller of its obligation to transfer and deliver the Purchased Assets to the
Buyer free and clear of all liens, claims and encumbrances. The Buyer shall have no obligation to pay any amount in excess of the Purchase Price. On or before the Closing Date, the Parties shall agree upon the allocation of the purchase price among the Purchased Assets.

     1.5 ASSUMED LIABILITIES. On the Closing Date, the Buyer shall assume and agree to discharge only the following Liabilities of the Seller (the "ASSUMED
LIABILITIES"):

     (a) any Liability to the Seller's customers incurred by the Seller in the
Ordinary Course of Business; and

     (b) the obligation to provide water service to the Seller's customers;

     (c) the obligations of the Seller that arise after the Closing Date pursuant to any contract assumed by the Buyer;

     (d) subject to the Seller paying all accounts payable which the Seller receives more than thirty (30) days before the Closing Date, the accounts payable of the Seller incurred in the Ordinary Course of Business (the "Assumed
Payables"); and

     (e) any Liability of the Seller solely to the extent arising after the
Closing Date under any Seller contract included in the Purchased Assets that is entered into by the Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a breach that occurred prior to the Closing Date).

     1.6 RETAINED LIABILITIES. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Seller. "RETAINED

LIABILITIES" shall mean all Liabilities of the Seller other than the Assumed
Liabilities, including without limitation:

     (a) any Liability arising out of or relating to services and/or products of the Seller to the extent services are performed or products are sold prior to the Closing Date;

     (b) any Liability under any contract assumed by the Buyer that arises after the Closing Date but that arises out of or relates to any breach by the Seller that occurred prior to the Closing Date;

     (c) any Liability for Taxes, including (A) any Taxes arising as a result of the Seller's operation of its business or ownership of the Purchased Assets prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement, (C) any Taxes arising after the Closing Date as a result of the Seller's operation of its business or ownership of the Purchased Assets for the period ending on the Closing Date, and
(D) any deferred taxes of any nature;

     (d) any Environmental Claim (as defined in Section 3.1(k)(v)) arising out of or relating to the operation of the Seller's business or the Seller's leasing, ownership or operation of real property;

     (e) any Liability under any Benefit Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other Benefit Plans or benefits of any kind for the Seller's employees or former employees or both;

     (f) any Liability under any employment, severance, retention or termination agreement with any employee of the Seller, or any related Person of the Seller, any employee of the Seller Parent or any related Person of the Seller Parent;

     (g) any Liability arising out of or relating to any employee grievance due to any act or omission of the Seller whether or not the affected employees are hired by the Buyer;

     (h) any Liability of the Seller to the Seller Parent, to any related Person of the Seller or to any related Person of the Seller Parent;

     (i) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Seller or the Seller Parent due to any act or omission on or before the Closing Date;

     (j) any Liability to distribute to any shareholder (as applicable) or otherwise apply all or any part of the consideration received hereunder;

     (k) any Liability arising out of any proceeding pending against the Seller as of the Closing Date;

     (l) any Liability arising out of any action commenced against the Seller after the Closing Date to the extent it arises out of or relates to any occurrence or event happening prior to the Closing Date;

     (m) any Liability arising out of or resulting from the Seller's compliance or noncompliance with any legal requirement or order of any governmental entity to the extent it arises out of or relates to any occurrence or event happening prior to the Closing Date;

     (n) any Liability of the Seller under this Agreement or any other document executed in connection herewith; and

     (o) any Liability of the Seller based upon the Seller's acts or omissions occurring after the Closing Date.

     1.7 MAKE WHOLE PERIOD. The Seller shall pay the Buyer a monthly make whole amount (the "MONTHLY PAYMENT") until two years after the Closing Date (the "MAKE
WHOLE PERIOD"). The amount of the Monthly Payment shall be equal to the sum of:
(i) $28,000 monthly during the first twelve months of the Make Whole Period and
$29,000 monthly during the second twelve months of the Make Whole Period, which the Buyer and the Seller have agreed represents the estimated operating losses to be incurred by the Buyer in operating the Water Systems during the Make Whole
Period; and (ii) the monthly interest expense incurred by the Buyer during the
Make Whole Period to purchase the Purchased Assets pursuant to this Agreement, which amount the Buyer and the Seller shall agree upon in writing on or before the Closing Date. On the Closing Date, the Seller shall establish a separate account at Citizens Bank and deposit in such account cash in an amount which would be sufficient to pay the Monthly Payment during the entire Make Whole
Period. On or before the tenth (10th) day of each month beginning after the first complete calendar month in the Make Whole Period and continuing until the tenth (10th) day of the month after the last complete calendar month in the Make
Whole Period, the Seller shall pay the Monthly Payment to the Buyer from such bank account. The Seller shall receive the interest income from such bank account.

     1.8 RATE RELIEF. If the Buyer obtains any increase in the monthly rates and charges with respect to Water Systems ("RATE RELIEF") during the Make Whole
Period, the Buyer shall promptly send the Seller written notice stating the amount of the Rate Relief and include a copy of the decision granting the Rate
Relief, and the amount of the Monthly Payment shall be reduced dollar for dollar by the monthly amount of the Rate Relief and the Seller shall pay the reduced amount of the Monthly Payment for that portion of the remainder of the Make
Whole Period that the Rate Relief remains in effect. The Seller may, upon providing written notice to the Buyer and receiving the written consent of the
Buyer, which consent shall not be unreasonably conditioned, delayed or withheld, reduce the amount in such bank account by the amount of the monthly Rate Relief multiplied by the number of months remaining in the Make Whole Period.

     1.9 ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The Buyer shall collect the
Accounts Receivable and shall pay the Assumed Payables in the Ordinary Course of
Business for one hundred eighty (180) days after the Closing. On the tenth
(10th) day of each month, the Buyer shall provide the Seller with an accounting of the Accounts Receivable collected by the

Buyer and the Assumed Payables paid by the Buyer during the preceding calendar month. If the Accounts Receivable collected by the Buyer exceeds the Assumed
Payables paid by the Buyer during such one hundred eighty (180) day period, the
Buyer shall include a check payable to the Seller for the amount of such excess with the final monthly accounting due one hundred ninety (190) days after the
Closing. If the Accounts Receivable collected by the Buyer are less than the
Assumed Payables paid by the Buyer during such one hundred eighty (180) day period, the Seller shall send a check payable to the Buyer for the amount of such deficiency within ten (10) days after receiving the final monthly accounting from the Buyer.

     1.10 CONSENT TO ASSIGNMENT. To the extent that any agreement, license, permit or other Purchased Asset may not be assigned or conveyed without the prior written consent of a third party, this Agreement shall not constitute an assignment or conveyance thereof absent such prior written consent. The Buyer and the Seller shall use their commercially reasonable best efforts to obtain all required consents necessary to assign and convey all of the Purchased Assets to the Buyer at the Closing. In the event that all required consents have not been obtained as of the Closing, the Buyer and the Seller shall during the remaining term of each agreement, franchise, license, permit or other Purchased
Asset for which such required consent is not obtained, continue to use their commercially reasonable best efforts to obtain such consent and shall enter into any reasonable and lawful arrangement designed for the Buyer to have the benefits and obligations after the Closing with respect to each such agreement, franchise, license, permit or other Purchased Asset until such consent is obtained or the end of the remaining term of such agreement, franchise, license, permit or other Purchased Asset.

                                   ARTICLE II
                                     CLOSING

     2.1 THE CLOSING. Subject to Article V, the closing of the purchase and sale of the Purchased Assets (the "CLOSING") shall take place at the offices of
Wiggin & Dana LLP, One Century Tower, New Haven, Connecticut 06508, at such date and time as shall be determined by the Seller (the "CLOSING DATE"). The Closing shall be scheduled to occur simultaneously and shall be effective simultaneously with the closing of the Merger, and the closing of the sale of certain water service management contracts (the "SERVICE CONTRACTS") owned by Birmingham H2O
Services, Inc., an affiliate of the Seller, to New England Water Utility
Services, Inc., an affiliate of the Buyer, pursuant to the Asset Purchase
Agreement by and between such parties of even date (the "ASSET PURCHASE
AGREEMENT").

     2.2 CLOSING DELIVERABLES OF THE SELLER AND THE SELLER PARENT. At the
Closing, the Seller and the Seller Parent shall deliver to the Buyer the following:

          (a) a certification executed by the Seller that the representations and warranties made by the Seller and a certification executed by the Seller
Parent that the representations and warranties made by the Seller Parent pursuant to this Agreement are true and accurate in all material respects as of the Closing with respect to representations and warranties which do not have a materiality qualification and in all respects with respect to representations and warranties which have a materiality qualification;

          (b) a certification executed by the President of the Seller that there has not been a Material Adverse Change to the Seller between the date of this
Agreement and the Closing;

          (c) a recent (within thirty (30) business days of the Closing Date)
certificate of good standing with respect to the Seller from the Office of the
Secretary of State of the State of Connecticut;

          (d) a bill of sale for all of the Purchased Assets that are Tangible
Personal Property in the form of Exhibit 2.2(d) (the "BILL OF SALE") executed by the Seller;

          (e) the Seller Required Governmental Consents, as defined in Section
3.1(d) of this Agreement, in a form reasonably satisfactory to the Buyer;

          (f) a release of any lien, pledge or encumbrance with respect to the
Purchased Assets;

          (g) a written agreement regarding the allocation of the Purchase Price referred to in Section 1.4;

          (h) a written agreement regarding the amount of the monthly interest expense of the Buyer referred to in Section 1.7(ii);

          (i) the consolidated financial statements of the Seller and the Seller
Parent for the most recently completed calendar quarter preceding the Closing which shall be added to the representations under Section 3.1(h) and Section
3.1(h) of the Seller Disclosure Schedule;

          (j) a list of the amount and age of the Accounts Receivable of the
Seller as of the end of the most recently completed calendar month preceding the
Closing which shall be added to the representations under Section 3.1(z) and
Section 3.1(z) of the Seller Disclosure Schedule;

          (k) a list of the amount and age of the Assumed Payables of the Seller as of the end of the most recently completed calendar month preceding the
Closing; and

          (l) such other documents that the Buyer may reasonably request in furtherance of the transactions contemplated hereby.

     2.3 CLOSING DELIVERABLES OF THE BUYER. At the Closing, the Buyer shall deliver to the Seller:

          (a) a certification executed by the Buyer that the representations and warranties made by the Buyer pursuant to this Agreement are true and accurate in all material respects as of the Closing with respect to representations and warranties which do not have a materiality qualification and in all respects with respect to representations and warranties which have a materiality qualification;

          (b) the consideration specified in Section 1.4;

          (c) the Buyer Required Governmental Consents, as defined in
Section 3.2(c);

          (d) a written agreement regarding the allocation of the Purchase Price referred to in Section 1.4;

          (e) a written agreement regarding the amount of the monthly interest expense of the Buyer referred to in Section 1.7(ii); and

          (f) such other documents that the Seller may reasonably request in furtherance of the transactions contemplated hereby.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SELLER PARENT.
Except as set forth in the Disclosure Schedules prepared by the Seller and the
Seller Parent and delivered by the Seller and the Seller Parent to the Buyer prior to the execution and delivery of this Agreement and attached hereto (the
"SELLER DISCLOSURE SCHEDULE") (each of which disclosures shall indicate the
Section and, if applicable, the Subsection of this Article III to which it relates and each of which disclosures shall also be deemed to be representations and warranties made by the Seller and the Seller Parent to the Buyer under this
Article III), the Seller and the Seller Parent, jointly and severally, represent and warrant to the Buyer as follows:

          (a) Capitalization. The authorized capital stock of the Seller consists of five thousand (5,000) shares of common stock, no par value, two hundred (200) of which shares are issued and outstanding and owned by the Seller
Parent (the "Stock"). There are no options, warrants, convertible securities or other contracts of any kind, nature or description obligating the Seller or the
Seller Parent to issue or sell any shares of capital stock of or any other interest in the Seller. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of the Stock.

          (b) Organization and Good Standing. The Seller is a public service company as defined in Section 16-1 of the Connecticut General Statutes and is a
corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, with the power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Seller currently has no Subsidiaries. The Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          (c) Authorization of Agreement. The execution, delivery and performance of this Agreement by the Seller and the Seller Parent and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of the Seller

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and the Seller Parent. This Agreement, when delivered, will be valid and legally binding upon the Seller and the Seller Parent, and enforceable in accordance with its terms.

          (d) Governmental Consents and Approvals. No consent, approval or authorization of any national, state, municipal or local government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof (a GOVERNMENTAL ENTITY") is required with respect to the execution, delivery and performance of this Agreement by the Seller and the transactions contemplated hereby, except for (i) the consents, approvals and authorizations of the Governmental Entities set forth in Section 3.1(d) of the
Seller Disclosure Schedule (the "SELLER REQUIRED GOVERNMENTAL CONSENTS"), and
(ii) such consents, approvals and authorizations that would not, individually or in the aggregate, have a Material Adverse Effect on the business of the Seller.

          (e) Non-Governmental Consents and Approvals. No consent, approval or authorization of any other Person is required with respect to the execution, delivery and performance of this Agreement by the Seller or the transactions contemplated hereby, except for such consents, approvals and authorizations that would not, individually or in the aggregate, have a Material Adverse Effect on the business of the Seller.

          (f) No Violation. Except as set forth in Section 3.1(f) of the Seller
Disclosure Schedule, the execution, delivery and performance of this Agreement by the Seller will not violate (i) any provision of the certificate of incorporation or by-laws of the Seller or (ii) except as would not, individually or in the aggregate, have a Material Adverse Effect on the Seller, subject to the obtaining of the Seller Required Governmental Consents, any loan or credit agreement, note, mortgage, bond, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, or license (collectively,
"CONTRACTS"), or any statute, law, ordinance, rule, regulation, whether federal, state, local or foreign (collectively, "LAWS"), or any judgment, order or decree, whether federal, state, local or foreign (collectively, "ORDERS")
applicable to the Seller, the Seller Parent or the Seller Parent's properties and Purchased Assets.

          (g) Certificate and Bylaws. Section 3.1(g) of the Seller Disclosure
Schedule contains a complete and accurate copy of the certificate of incorporation and the bylaws of the Seller, including all amendments thereto.
The certificate of incorporation and the bylaws (as amended, as applicable) are in full force and effect.

          (h) Financial Statements. Section 3.1(h) of the Seller Disclosure
Schedule contains a complete and accurate copy of the consolidated financial statements of the Seller and the Seller Parent for each of the two (2) most recently completed fiscal years of the Seller and for the period ended March 31,
2007, which financial statements were prepared by the Seller and the Seller
Parent in accordance with generally accepted accounting principles consistently applied throughout such periods ("GAAP"), subject in the case of the internally prepared interim financial statements to the omission of any footnote disclosures required by GAAP and any normal year end adjustments. Each financial statement fairly presents the financial condition and results of operations of the Seller for the applicable period and the Seller Parent, except for such items that would not have, or reasonably be expected to have, a Material Adverse
Effect on the Seller or the Seller Parent. Neither the Seller nor the Seller
Parent, nor any of the Chief Executive Officers or Chief Financial Officers, or
any current or former employees or officers of

the Seller or the Seller Parent, has identified or been made aware of any fraud, whether or not material, that involves the Seller's or the Seller Parent's management or other current or former employees or officers of the Seller or the
Seller Parent or the current or former auditors or accountants of the Seller or the Seller Parent who have a role in the preparation of financial statements for the Seller or the Seller Parent, or any claim or allegation regarding the foregoing. Neither the Seller nor the Seller Parent, nor any of their Chief
Executive Officers or Chief Financial Officers, nor any current or former employees or officers or the current or former auditors or accountants of the
Seller or the Seller Parent have received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures or methods of the Seller or any material inaccuracy in the Seller's financial statements.

          (i) Absence of Liabilities. Except for liabilities or obligations which are accrued or reserved against in the balance sheet of the Seller as of
March 31, 2007, or which were incurred in the ordinary course of business and consistent with past practices after that date, the Seller has no liabilities or obligations of a nature required by GAAP to be reflected in a balance sheet, except such liabilities or obligations that would not have, or reasonably be expected to have, a Material Adverse Effect on the Seller.

          (j) Compliance.

               (i) Except as set forth in Section 3.1(j) of the Seller
Disclosure Schedule, the Seller is not in violation of any Law (excluding for purposes of this Section 3.1(j), Environmental Laws (as defined in Section
3.1(k)), nor is it, to the Knowledge of the Seller or the Seller Parent, under investigation with respect to any violation thereof, nor has it been given notice of any violation thereof, nor has it been threatened with any violation thereof, except for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Seller.
The Seller is not in breach or violation of, or in default in the performance or observance of, (A) any provision of its certificate of incorporation or by-laws, or (B) any Contract applicable to it or any of its properties or Purchased
Assets, except as would not, individually or in the aggregate, have a Material
Adverse Effect on the Seller.

               (ii) All filings required to be made by the Seller since January
1, 2007, under any applicable Laws or Orders relating to the regulation of public utilities, have been filed with the DPUC or other appropriate
Governmental Entity, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents, and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate Laws or Orders, except for such filings or such failures to comply that would not, individually or in the aggregate, have a Material Adverse
Effect on the Seller.

          (k) Environmental Matters.

               (i) Except as set forth on Section 3.1(k)(i) of the Seller
Disclosure Schedule, the Seller is in compliance with all applicable
Environmental Laws (as defined in this Section 3.1(k)) (which compliance includes, but is not limited to, the possession by the Seller of

                                       10

all permits and other governmental authorizations required under applicable
Environmental Laws, and compliance with the terms and conditions thereof), except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Seller. Except as set forth on
Section 3.1(k)(i) of the Seller Disclosure Schedule, neither the Seller Parent nor the Seller has received any written communication, whether from a
Governmental Entity, citizens group, employee or other Person, alleging that the
Seller is not in such compliance.

               (ii) There are no Environmental Claims (as defined in this
Section 3.1(k)) pending or, to the Knowledge of the Seller, threatened, against the Seller, or any Person whose liability for any such Environmental Claim the
Seller has retained or assumed either contractually or by operation of Law or
Order.

               (iii) The Seller has delivered or otherwise made available for inspection to the Buyer complete and correct copies of all reports, studies or analyses in the possession of the Seller by the Seller Parent pertaining to
Hazardous Materials (as defined below) in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Seller, or regarding compliance by the Seller with applicable Environmental Laws. All such reports, studies or analyses are listed in Section 3.1(k)(iii) of the Seller
Disclosure Schedule. Except for any Release of Hazardous Materials in, on,
beneath or adjacent to any property currently or formerly owned, operated or leased by the Seller, as such Release is documented in the above referenced reports, studies or analyses, there has been no Release of Hazardous Materials in, on, beneath or adjacent to any such properties.

               (iv) None of the Seller's properties or business operations are an "Establishment" within the meaning of the Connecticut Transfer Act (Section
22a-134 et seq. of the Connecticut General Statutes).

               (v) As used in this Agreement:

                    (A) "ENVIRONMENTAL CLAIM" means any written claim, demand, action, cause of action, directive, allegation, investigation or notice by any
Governmental Entity or other Person alleging potential liability (including potential liability for investigatory costs, monitoring costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a)
the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by the Seller, or (b) circumstances forming the basis of any violation, or alleged violation of, or any requirement or obligation under any Environmental Law.

                    (B) "ENVIRONMENTAL LAW" means all Laws and Orders relating to pollution or protection or restoration of human health or the environment, including Laws and Orders relating to Releases or threatened Releases of
Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                                       11

                    (C) "HAZARDOUS MATERIALS" means any (1) oil, petroleum
product or any byproduct or fraction thereof, asbestos, polychlorinated biphenyls, flammable substances, explosives, hazardous wastes, hazardous substances, toxic wastes or substances or any other wastes, materials or pollutants defined as or included in the definition of "hazardous substances,"
"hazardous wastes," "hazardous materials," "extremely hazardous wastes,"
"restricted hazardous wastes," "toxic substances", "pollutant" or words of similar import under any Environmental Law; (2) any substance the presence of which exceeds any standard set forth in the Remediation Standard Regulations
(Section 22a-133K-1 et. seq. of the Regulations of Connecticut State Agencies)
or which requires remediation pursuant to any Environmental Law; or (3) any substance managed in a manner not in compliance with Environmental Law.

                    (D) "RELEASE" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

          (l) Employees and Benefit Plans. Section 3.1(l) of the Seller
Disclosure Schedule contains a complete and accurate list of the employees of the Seller and the Seller Parent who devote the majority of their time to performing services in the Water Systems as of the date of this Agreement. All of the employees who devote the majority of their time to servicing the Water
Systems or managing the business of the Seller are employees of the Seller
Parent or the Seller. The Seller does not have or administer any Benefit Plans as defined in Article VIII. Except as set forth in Schedule 3.1(l) hereto, (i)
the Seller is not a party to any collective bargaining agreement or relationship with any labor organization; (ii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iii) no union organizing or decertification efforts are underway or threatened and no other question concerning representation by a labor organization exists; (iv) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, threatened; (v)
there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened internally at the
Seller, with any governmental agency, or in any forum, relating to an alleged violation or breach by the Seller (or its officers or directors) of any employment related law, regulation or contract; (vi) there are no employment contracts or severance agreements with any current or former employees of the
Seller under which the Seller has any continuing obligation; and (vii) the
Seller has implemented any plant closing or layoff of employees notices that are required under the WARN Act.

          (m) The Seller does not currently have, contribute to, sponsor, maintain or participate in any Benefit Plans as defined in Article VIII.

          (n) Taxes.

               (i) Except as disclosed in Section 3.1(n)(iv) of the Seller
Disclosure Schedule, the Seller has timely filed all Tax Returns that it was required to file. All such returns were correct and complete in all material respects. All Taxes owed by the Seller have been paid. The Seller is not the beneficiary of any extension of time within which to file any Tax Return.

                                       12

No claim has been made by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction. There are no liens for Taxes on any of the Purchased Assets of the
Seller.

               (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, or independent contractor, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

               (iii) There is no dispute or claim concerning any Tax liability of the Seller either claimed or raised by any authority in writing or as to which the Seller has Knowledge.

               (iv) Exhibit 3.1(n) lists all federal, state and local Tax
Returns filed with respect to the Seller for taxable periods ending on or after
December 31, 2005, indicates those Tax Returns that have been audited, if any, and indicates those Tax Returns that are currently being audited, if any.

               (v) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment.

          (o) Insurance. Section 3.1(o) of the Seller Disclosure Schedule sets forth the name and general description of each insurance policy under which the
Seller is insured. Neither the Seller Parent nor the Seller has received any notice of cancellation or termination with respect to any insurance policy under which the Seller is covered. The Seller has provided to the Buyer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Seller. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and to the
Knowledge of the Seller the Seller is otherwise in compliance with the terms of such policies and bonds. To the Knowledge of the Seller, all such policies and bonds remain in full force and effect, and the Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          (p) Water Systems. Section 3.1(p) of the Seller Disclosure Schedule
contains a complete and accurate listing of the Water Systems owned by the
Seller.

          (q) Property; Rights. The Seller owns or has sufficient rights and consents to use under existing rights, easements, leases, and license agreements, all properties, rights and Purchased Assets which it is using for the conduct of its business and operations, including without limitation, the
Water Systems, as currently conducted, except where the failure to own or have such rights or consents would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Seller or the Purchased
Assets. The Seller is duly authorized by the State of Connecticut to sell and deliver water and otherwise operate as a "water company" as defined in Section
16-1(a)(10) of the Connecticut General Statutes within the jurisdictions identified in Section 3.1(q) of the Seller Disclosure Schedule. Subject to
obtaining the Seller Required Government Consents and any other required third party consents, each of which is set

                                       13

forth in Section 3.1(q) of the Seller Disclosure Schedule the Seller has the
authority and right to transfer the Purchased Assets and the Water Systems to the Buyer, except where such failure to transfer would not individually or in the aggregate, have or reasonably be expected to have, a Material Adverse Effect on the seller of the Purchased Assets.

          (r) Litigation. Except for claims, actions, suits, proceedings or investigations (collectively, "CLAIMS") that would not have a Material Adverse
Effect on the Seller, there are no claims, actions, suits, proceedings or investigations pending or, to the Seller's Knowledge, threatened against the
Seller.

          (s) Permits. Section 3.1(s) of the Seller Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity of the State of Connecticut or the United States
(including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (collectively,
"PERMITS"). Such listed Permits are the only Permits used by the Seller to conduct its business and operations, including without limitation, the Water
Systems, as presently conducted. The Seller is in compliance with the terms of each such Permit in all material respects. Subject to obtaining the Seller
Required Government Consents, the Seller has the authority and right to transfer the Permits to the Buyer.

          (t) Books and Records. The minute books and other similar records of the Seller contain complete and accurate records of all votes taken at any meetings of the Seller's stockholder or its board of directors and of all written consents executed in lieu of the holding of any such meeting, in each case, required to be so reflected, recorded or taken under all applicable laws.
The books and records of the Seller reflect in all material respects the
Purchased Assets, liabilities, business, financial condition and results of operations of the Seller and have been maintained in accordance with good business and bookkeeping practices equivalent to those of other companies of comparable size, financial position and operating results. The books, records and accounts of the Seller (i) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Purchased Assets and properties of the Seller and (iii)
accurately and fairly reflect the basis for the Seller financial statements.

          (u) Bank Accounts. Section 3.1(u) of the Seller Disclosure Schedule
contains a complete and accurate list of each bank account of the Seller, including the account number, name of bank and each person authorized to make withdrawals from each such bank account.

          (v) Pending Transactions. As of the date of this Agreement, the Seller is not a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property, assets or capital stock of any other corporation or Person or (ii) to sell, lease or exchange all or substantially all of Seller's property, any of the
Purchased Assets or any capital stock to any Person other than the sale of the
Purchased Assets to the Buyer pursuant to this Agreement.

          (w) Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other similar

                                       14

commission or fee based upon a contract or other similar arrangement with the
Seller in connection with the transactions contemplated by this Agreement.

          (x) Title to Assets. Other than intellectual property as to which the representations related to title are found in Section 3.1(aa) of the Seller
Disclosure Schedule and except as provided in Section 3.1(x) of the Seller
Disclosure Schedule, the Seller has good title to all of the Purchased Assets, free and clear of all liens, claims, pledges and encumbrances.

          (y) Contractual Obligations.

               (i) Section 3.1(y) of the Seller Disclosure Schedule is a list of all written contracts, agreements or other instruments (including all contracts for employment) to which the Seller is a party (all such contracts, agreements or other instrument, the "Contracts"). To the Knowledge of the Seller and the
Seller Parent there are no oral contracts, agreements or other instruments to which the Seller is a party or which are binding on the Seller. Neither the
Seller nor the Seller Parent (as applicable) has breached any representation, warranty or covenant contained in any of the Contracts, and neither the Seller nor the Seller Parent has received notice of any default with respect thereto, except for any breach which, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Seller or the Purchased Assets. Neither the Seller nor the Seller Parent has any
Knowledge that any other party to any Contract is in default or is claimed to be in default in complying with any provision thereof or has committed or permitted any event which, with notice or the passage of time or both, would constitute such a default, except for any default which, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse
Effect on the Seller or the Purchased Assets.

               (ii) Neither entry into this Agreement nor, subject to the obtaining of the Seller Required Governmental Consents, the consummation of the transactions contemplated hereby will cause any breach or default on the part of the Seller or the Seller Parent with respect to any of the Contracts, except for any breach or default which, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect on the Seller or the Purchased Assets.

          (z) Receivables. Section 3.1(z) of the Seller Disclosure Schedule
accurately lists the amount and age of the Accounts Receivable of the Seller as of May 31, 2007. Each Account Receivable reflected on the balance sheet and each
Account Receivable arising since the date thereof was generated in the Ordinary
Course of Business and reflected a bona fide obligation for the payment of goods or services provided by the Seller. Other than returns, replacements or price adjustments related to customer dissatisfaction in the Ordinary Course of
Business, there is no contest, claim, or right of set-off under any Contracts with any obligor of an Accounts Receivable relating to the amount and validity of such Accounts Receivable.

          (aa) Proprietary Rights. Except as set forth on Section 3.1(aa) of the
Seller Disclosure Schedule, there are no other proprietary software licenses used by the Seller in the conduct of its business. The Seller has not received any notice or other claim from any person or entity asserting that any of its activities infringe or may infringe on any intellectual property rights of such person or entity.

                                       15

          (bb) Real Property.

               (i) Owned Real Property. Section 3.1(bb) of the Seller Disclosure
Schedule lists the property address of all Owned Real Property (other than easements for the Water Systems). Except as set forth thereon, with respect to each piece of Owned Real Property:

               (A) the Seller has good and marketable title to such Owned Real
Property, free and clear of any lien;

               (B) there are no written leases, subleases, licenses or
agreements granting to any party or parties (other than the Seller) the right of use or occupancy of any portion of such Owned Real Property; and

               (C) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein;

               (ii) Leased Real Property. Section 3.1(bb) of the Seller
Disclosure Schedules lists and describes briefly all real property licensed, leased or subleased to the Seller (collectively, the "REAL PROPERTY LEASES").
Except as set forth on Section 3.1(cc) of the Seller Disclosure Schedule, with respect to the Real Property Leases:

               (A) the Seller has not received notice of any breach or default by the Seller and the Seller has no Knowledge of any breach or default by the
Seller with respect to any Real Property Lease. To the Knowledge of the Seller,
each Real Property Lease is legal, valid, binding, enforceable, and in full force and effect;

               (B) to the Knowledge of the Seller, no party to any Real Property
Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration of any Real Property Lease;

          (cc) Use of Purchased Assets; Condition of Tangible Assets. The
Purchased Assets owned by the Seller constitute all Purchased Assets that are used by the Seller to conduct and operate the business as conducted by the
Seller, except for the Excluded Assets, and shall be sufficient to permit the
Buyer to conduct and operate the business as conducted by the Seller immediately preceding the Closing. Each tangible asset included in the Purchased Assets is in operating condition and repair (subject to normal wear and tear).

          (dd) Representations Complete. None of the representations or warranties made by the Seller or the Seller Parent herein or in any exhibit or schedule hereto, including the Seller Disclosure Schedule, or in any certificate or other document furnished by the Seller or the Seller Parent to the Buyer at the Closing pursuant to this Agreement, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                       16

     3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. Except as set forth in the
Disclosure Schedules prepared by the Buyer and attached hereto (the "BUYER
DISCLOSURE SCHEDULE") (each of which disclosures shall be deemed to be representations and warranties made by the Buyer to the Seller under this
Article III), the Buyer represents and warrants to the Seller as follows:

          (a) Organization and Good Standing. The Buyer is an affiliate of a
"holding company" (as defined in Section 16-47 of the Connecticut General
Statutes by virtue of its control of a water company meeting the definition of a public service company as defined in Section 16-1 of the Connecticut General
Statutes) and is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.

          (b) Authorization of Agreement. The execution, delivery and performance of this Agreement by the Buyer, and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement, when delivered, will be valid and legally binding upon the Buyer and enforceable in accordance with its respective terms.

          (c) Governmental Consents and Approvals. No consent, approval or authorization of any Governmental Entity is required with respect to the execution, delivery and performance of this Agreement by the Buyer and the purchase of the Purchased Assets contemplated hereby, except for the consents, approvals and authorizations of the Governmental Entities set forth in Section
3.2(c) of the Buyer Disclosure Schedule (the "BUYER REQUIRED GOVERNMENTAL
CONSENTS").

          (d) Non-Governmental Consents and Approvals. No consent, approval or authorization of any other Person is required with respect to the execution, delivery and performance of this Agreement by the Buyer or the transactions contemplated hereby.

          (e) No Violation. Subject to the Buyer's obtaining of the Buyer
Required Governmental Consents, the execution, delivery and performance of this
Agreement by the Buyer will not violate any Contract, Law or Order applicable to the Buyer or the transactions contemplated herein.

          (f) Litigation. Except for Claims that would not reasonably be likely to adversely effect the Buyer's ability to consummate the transactions contemplated hereby, there are no claims, actions, suits, proceedings or investigations pending or, to the Buyer's Knowledge, threatened against the
Buyer.

          (g) Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee based upon a contract or other similar arrangement with the Buyer in connection with any of the transactions contemplated by this Agreement.

     3.3 SURVIVAL. The representations and warranties set forth in this Article
III shall survive the Closing for a period of twenty four (24) months.
Notwithstanding the first sentence of this Section 3.3, the representations and warranties of the Seller in Section 3.1(a) regarding

                                       17

capitalization, Section 3.1(b) regarding organization and good standing, Section
3.1(c) regarding authorization of agreement shall survive indefinitely and the representations and the representations of the Seller and the Seller Parent in
Section 3.1(k) with respect to Environmental Laws, and in Section 3.1(n) with respect to Taxes shall continue until the expiration of the applicable statutes of limitations. Notwithstanding the first sentence of this Section 3.3, the representations and warranties of the Buyer in Section 3.2(a) regarding organization and good standing and Section 3.1(b) regarding authorization of agreement shall survive indefinitely. Any claim for indemnification based on a breach of any representation or warranty set forth in this Article III shall be made by a Party in writing to the indemnifying Party on or before the expiration of the survival period or be forever barred if it is not made in writing by the expiration of such survival period.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 COVENANTS OF THE SELLER. During the period from the date of this
Agreement and continuing until the earlier of the Closing or the termination of this Agreement, the Seller agrees that, except as expressly contemplated or permitted by this Agreement or as required by a Governmental Entity of competent jurisdiction (in which event written notice of any such requirement shall promptly be furnished to the Buyer):

          (a) Ordinary Course. The Seller shall carry on its business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted; provided, however, that no action by the Seller Parent or the Seller with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this
Section 4.l(a) unless such action would constitute a breach of one or more of such other provisions.

          (b) Dividends; Changes in Share Capital. The Seller shall not: (i)
declare, set aside or pay any dividends on or make other distributions in respect of the Stock, (ii) split, combine subdivide or reclassify the Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, the shares of the Stock, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly repurchase, redeem or otherwise acquire any shares of the Stock.

          (c) Issuance of Securities. The Seller shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any additional shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing.

          (d) Governing Documents. Except to the extent required by the Seller to comply with its obligations hereunder or, following written notice to the
Buyer, as may be required by Law or Order, the Seller and the Seller Parent shall not amend or propose to amend its certificate of incorporation, by-laws or other governing documents.

                                       18

          (e) No Acquisitions. The Seller shall not acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

          (f) No Dispositions. Other than dispositions of assets in the ordinary course of business consistent with past practice in frequency and amount, the
Seller shall not sell, lease, transfer, encumber or otherwise dispose of, or agree to sell, lease, transfer, encumber or otherwise dispose of, any of its assets.

          (g) Investments; Indebtedness. The Seller shall not: (i) make any loans, advances or capital contributions to, or investments in, any other
Person; (ii) pay, discharge or satisfy any claims, liabilities or obligations, other than payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or reflected in the
Seller's March 31, 2007 financial statements; or (iii) create, incur, assume or suffer to exist any indebtedness, guarantees, loans or advances not in existence as of the date of this Agreement.

          (h) Insurance. The Seller shall maintain adequate property and liability insurance coverage regarding the Purchased Assets and the business of the Seller until and including the Closing.

          (i) Preservation of the Business. The Seller will use its commercially reasonable efforts to preserve its business organization intact and to preserve the Seller's reputation and the good will of its suppliers, customers and others having business relations with the Seller.

          (j) Compensation and Employee Benefits. Except to the extent required by the Seller to comply with its obligations under contracts existing as of the date hereof and disclosed to the Buyer and except for increases in compensation in the Ordinary Course of Business which shall not exceed four percent (4%) in the aggregate, the Seller shall not make any changes in the amount or frequency of benefits and salaries paid to its employees and officers.

          (k) Regulatory Filings. The Seller shall inform the Buyer in writing reasonably in advance of the Seller's making a filing to implement any material changes in any rates or surcharges for water service or executing any agreement with respect thereto that is otherwise permitted under this Agreement and shall deliver to the Buyer a copy of each such filing or agreement. The Seller shall make all such filings (i) only in the ordinary course of business consistent with past practice or (ii) as required by a Governmental Entity.

          (l) Access to Information. Upon reasonable notice, the Seller shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Buyer reasonable access during normal business hours, during the period prior to the Closing, to the Seller's facilities, operations, officers, agents and accountants and its properties, books, contracts, commitments and records and, during such period, the Seller shall furnish promptly to the Buyer such information concerning the Seller's business and properties and the Seller Parent's personnel who devote the majority of their time to performing services in the Water

                                       19

Systems business as the Buyer may reasonably request; provided, however, that the Seller Parent may restrict the foregoing access to information pertaining to customers of the Seller and other information to the extent that any Law or
Order of any Governmental Entity requires the Seller to restrict access to any properties or information and subject to the terms of the Mutual Non-Disclosure
Agreement between Atlantis and Connecticut Water Service, Inc., the parent of the Buyer (the "NON-DISCLOSURE AGREEMENT").

          (m) Accounts Receivable and Accounts Payable. The Seller will collect its accounts receivable and pay its accounts payable in the Ordinary Course of
Business. The Seller will not accelerate the collection of its accounts receivable or delay the payment of its accounts payable in a manner which is inconsistent with its past practices.

          (n) Schedule of Easements. Within ninety (90) days after the date of this Agreement, but in any event prior to the Closing, the Seller shall provide the Buyer with a list of each easement owned by the Seller with respect to the
Water Systems and such list shall be added to Section 3.1(bb) of the Seller
Disclosure Schedule.

          (o) No Material Adverse Effect. The Seller will not take any action or omit to take any action which has or would reasonably be expected to have a
Material Adverse Effect on the Seller, the Purchased Assets or the business related thereto.

          (p) Payment of Accounts Payable. On or before the Closing Date, the
Seller shall pay all accounts payable which the Seller receives more than thirty
(30) days before the Closing Date.

     4.2 COVENANTS OF THE BUYER. Provided the Buyer has received all information which it has requested from the Seller with respect to the employees of the
Seller or the Seller Parent who devote the majority of their time to performing services in the Water Systems business of the Seller at least thirty (30) days before the Closing, the Buyer shall provide the Seller with written notice identifying at least ten (10) of such employees of the Seller or the Seller
Parent which the Buyer intends to offer employment and the material terms of such employment offers. The Buyer shall offer such employees employment with the
Buyer beginning on the date of the Closing for total compensation which is the same as or similar to the total compensation which they are paid by the Seller or the Seller Parent before the Closing. The Seller agrees not to interfere with the Buyer's employment offers to such designated employees and shall assist the
Buyer in the process of selecting the employees to the extent requested by the
Buyer.

     4.3 MUTUAL COVENANTS OF THE PARTIES.

          (a) Governmental Consents and Approvals. The Parties shall file a joint application with the DPUC to seek its approval of the sale of the
Purchased Assets by the Seller to the Buyer pursuant to Section 16-43 of the
Connecticut General Statutes (the "DPUC APPLICATION") as soon as practical, but in no event later than thirty (30) days following the date hereof. In addition, each Party shall promptly obtain its required consents, approvals and authorizations from any other Governmental Entity of the transactions contemplated by this Agreement and shall make all appropriate filings and submissions with each such Governmental Entity as may be necessary, proper or advisable under applicable Laws or Orders in respect of

                                       20

the transactions contemplated by this Agreement. Neither Party shall take any action that would, or fail to take any action which failure would, or that could reasonably be expected to, impede or delay the obtaining of any required consents or approvals of the DPUC or other applicable Governmental Entity or otherwise impede or delay the consummation of the transactions contemplated by this Agreement.

          (b) Commercially Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Laws and Orders to consummate the purchase and sale of the Purchased Assets as soon as practicable after the date hereof, including, but not limited to, the obtaining any other necessary consents, approvals and authorizations.

          (c) Confidentiality. No Party shall announce, disclose or publicize the terms of this Agreement, or the transactions contemplated by this Agreement, the Merger Agreement or the Asset Purchase Agreement to any Person except: (i)
to the extent required for any party to the Merger Agreement to obtain any required authorization to execute the Merger Agreement or to perform its obligations pursuant to the Merger Agreement; (ii) the accountants, attorneys and other advisors of such Party; (iii) the parties to the Merger Agreement and the parties to the Asset Purchase Agreement and their respective accountants, attorneys and other advisors; (iv) to the DPUC in connection with the DPUC
Application; (v) as required to perform any obligation under this Agreement, provided such Party uses its commercially reasonable best efforts to inform the
Person receiving such disclosure of the confidentiality of the terms of this
Agreement and the transactions contemplated hereby; (vi) with the prior written consent of the other Party, which consent shall not be unreasonably conditioned, delayed or withheld; or (vii) as required by Law or Order, provided, however, that any Party which believes there is such a requirement shall promptly notify
(provided such notification will not violate any Law or Order) the other Party in writing and shall do so prior to making such disclosure. The Buyer and the
Seller shall also abide by the terms of the Nondisclosure Agreement.

     4.4 CONTROL OF THE SELLER'S BUSINESS. Nothing contained in this Agreement shall be deemed to give the Buyer, directly or indirectly, the right to control or direct the Seller's operations prior to the Closing.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

     5.1 CONDITIONS TO THE BUYER'S OBLIGATION. The obligation of the Buyer to close on the purchase of the Purchased Assets is subject to the fulfillment prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties made by the Seller and the Seller Parent in Article III shall be true and correct in all material respects as of the Closing with respect to representations and warranties which do not have a materiality

                                       21

qualification and in all respects with respect to representations and warranties which have a materiality qualification.

          (b) Performance. The Seller and the Seller Parent shall have performed and complied with the terms and conditions required by this Agreement to be performed or complied with by the Seller and the Seller Parent in all material respects as of the Closing.

          (c) No Injunctions or Restraints; Illegality. No federal, state or local Law, if any, shall have been adopted or promulgated, and no temporary restraining Order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the purchase or sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such transactions.

          (d) The Merger. The Merger Agreement shall not have been terminated, and the closing of the Merger shall occur simultaneously with the Closing of the transactions contemplated herein.

          (e) The Asset Purchase. The Asset Purchase Agreement shall not have been terminated, and the closing of the purchase and sale of the Service
Contracts shall occur simultaneously with the Closing of the transactions contemplated herein.

          (f) No Material Adverse Change. There shall not have been a Material
Adverse Change to the Seller.

          (g) Governmental Consents and Approvals. The Seller Required
Governmental Consents shall have been obtained prior to the Closing, and shall have become Final Orders. The Final Orders shall not, individually or in the aggregate, impose terms and/or conditions that could reasonably be expected to result in a Material Adverse Effect on the Buyer, the Seller or the Purchased
Assets. "FINAL ORDER" for purposes of this Agreement means any action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended with respect to which any waiting period prescribed by any Law or Order before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by Law or Order have been satisfied.

     5.2 CONDITIONS TO THE SELLER'S OBLIGATION. The obligation of the Seller to close on the sale of the Purchased Assets is subject to the fulfillment prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties made by the Buyer in Article III shall be true and correct in all material respects as of the Closing with respect to representations and warranties which do not have a materiality qualification and in all respects with respect to representations and warranties which have a materiality qualification.

          (b) Performance. The Buyer shall have performed and complied with the terms and conditions required by this Agreement to be performed or complied with by the Buyer in all material respects as of the Closing.

                                       22

          (c) No Injunctions or Restraints; Illegality. No federal, state or local Law, if any, shall have been adopted or promulgated, and no temporary restraining Order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the purchase or sale of the Purchased Assets illegal or otherwise prohibiting consummation of such transactions.

          (d) The Merger. The Merger Agreement shall not have been terminated, and the closing of the Merger shall occur simultaneously with the Closing of the transactions contemplated herein.

          (e) The Asset Purchase. The Asset Purchase Agreement shall not have been terminated, and the closing of the purchase and sale of the Service
Contracts shall occur simultaneously with the Closing of the transactions contemplated herein.

          (f) No Material Adverse Change. There shall not have been a Material
Adverse Change to the Buyer.

          (g) Governmental Consents and Approvals. The Buyer Required
Governmental Consents shall have been obtained prior to the Closing, and shall have become Final Orders. The Final Orders shall not, individually, or in the aggregate, impose terms and/or conditions that could reasonably be expected to result in a Material Adverse Effect on the Buyer, the Seller or the Purchased
Assets.

          (h) Offers of Employment. The Buyer shall have offered employment to at least ten (10) employees of the Seller as provided in Section 4.2 of this
Agreement.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 INDEMNIFICATION OF THE BUYER. The Seller and the Seller Parent shall jointly and severally indemnify and hold the Buyer and its officers, directors, shareholders and employees harmless at all times against and in respect of all damages, losses, expenses, liabilities, penalties and other costs, including reasonable attorneys' fees, arising out of, relating to or resulting from the breach of any representation, warranty, covenant or other provision of this
Agreement by the Seller and/or the Seller Parent, including without limitation, obligations relating to the Retained Liabilities.

     6.2 INDEMNIFICATION OF THE SELLER. The Buyer shall indemnify and hold the
Seller and its officers, directors, shareholders and employees harmless at all times against and in respect of all damages, losses, expenses, liabilities, penalties and other costs, including reasonable attorneys' fees, arising out of, relating to or resulting from the breach of any representation, warranty, covenant or other provision of this Agreement by the Buyer, including without limitation, obligations relating to the Assumed Liabilities and/or any breach of the Assignment and Assumption of Agreement.

                                       23

     6.3 LIMITATIONS ON INDEMNIFICATION. Notwithstanding Section 6.1 and 6.2: a
Party shall only be required to indemnify another Party if and to the extent the aggregate amount which is subject to indemnification exceeds Fifty Thousand
Dollars ($50,000); and the aggregate amount of indemnification which a Party may obtain from any and all other Parties in the aggregate pursuant to this
Agreement shall not exceed Two Million Five Hundred Thousand Dollars
($2,500,000). Notwithstanding the preceding sentence, any breach by the Seller of the representation regarding title to assets pursuant to Section 3.1 shall not be subject to either of the limitations stated in the preceding sentence.
For purposes of determining the amount of indemnification which a party may obtain pursuant to this Section 6.3, any materiality or Material Adverse Effect qualification of a representation or warranty shall be disregarded.

     6.4 INDEMNIFICATION PROCEDURES FOR THIRD PARTY CLAIMS. If any claim or assertion of liability is made or asserted by a third party against a Party indemnified pursuant to this Agreement (the "INDEMNIFIED PARTY") which might give rise to a right to indemnification under this Agreement, the Indemnified
Party shall with reasonable promptness give to each other Party with a potential indemnification obligation pursuant to this Agreement (the "INDEMNIFYING PARTY")
written notice describing the claim or assertion of liability in reasonable detail and requesting that the Indemnifying Party defend the same, provided that any delay or failure of the Indemnifying Party to notify shall not relieve it from any liability which it may have to the Indemnified Party except to the extent of any prejudice resulting directly from such delay or failure. The
Indemnifying Party shall, at the Indemnifying Party's expense, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified
Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying
Party in writing, the Indemnifying Party has failed to assume the defense of such claim or there is a conflict of interest which could prevent the
Indemnifying Party's counsel from being able to adequately represent the
Indemnified Party. The Indemnifying Party shall not be permitted to enter into any settlement or compromise with respect to such claim unless the Indemnified
Party shall have been notified in writing of the proposed settlement or compromise and either: the Indemnified Party shall have consented in writing thereto, which consent shall not be unreasonably conditioned, delayed or withheld; or the proposed settlement or compromise shall only involve a payment of money by the Indemnifying Party and the Indemnifying Party obtains a general release of the Indemnified Party from the entity or person making the claim. The parties hereto will keep each other reasonably informed with respect to any such claim and will cooperate with each other in the defense of any such claim and the relevant records of each shall be available to the other with respect to such defense.

     6.5 INDEMNIFICATION PROCEDURES FOR NON-THIRD PARTY CLAIMS. If any
Indemnified Party desires to make a claim for indemnification pursuant to this
Agreement which does not involve a third party claim, the Indemnified Party shall with reasonable promptness give the Indemnifying Party written notice describing the claim or assertion of liability in reasonable detail, provided, that any delay or failure of the Indemnifying Party to notify shall not relieve it from any liability which it may have to the Indemnified Party except to the extent of any prejudice resulting directly from such delay or failure. The
Indemnifying Party shall have thirty (30) days to remedy any such claim or assertion of liability.

                                       24

                                   ARTICLE VII
                                   TERMINATION

     7.1 TERMINATION. This Agreement shall terminate:

          (a) upon the receipt of written notice from Atlantis to the Parties that the Merger Agreement or the Asset Purchase Agreement has been terminated in accordance with their respective terms;

          (b) by the Buyer if any condition set forth in Section 5.1 has not been satisfied as of the Closing Date and the Buyer has not waived such condition prior to the Closing Date;

          (c) by the Seller if any condition set forth in Section 5.2 has not been satisfied as of the Closing Date and the Seller has not waived such condition prior to the Closing Date;

          (d) by the mutual written agreement of the Buyer and the Seller;

          (e) at the option of the Buyer in the event there has been a Material
Adverse Change to the Seller or to the Purchased Assets; or

          (f) at the option of the Seller in the event there has been a Material
Adverse Change to the Buyer.

     7.2 TERMINATION NOTICE. A Party which believes there is a basis for terminating this Agreement pursuant to this Article 7 shall promptly send written notice to the other Party describing such basis for termination in reasonable detail. If such basis for termination is capable of being cured, the
Parties shall use their commercially reasonable efforts to cure or remedy such basis for termination for thirty (30) days after the date of such notice before this Agreement shall be terminated.

     7.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Article VII, all further obligations of the Parties under this Agreement will terminate, except that the obligations of each Party to maintain the confidentiality of the terms of this Agreement pursuant to Section 4.3(c) and the Nondisclosure Agreement and the obligations of each Party to pay its own expenses and fees pursuant to Section 9.2 below will survive and continue after any such termination.

                                  ARTICLE VIII
                                   DEFINITIONS

     8.1 DEFINITIONS. As used in this Agreement:

          (a) "ACCOUNTS RECEIVABLE" means (1) all trade accounts receivable and other rights to payment from customers of the Seller, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services

                                       25

rendered to customers of the Seller and (2) any claim, remedy or other right related to any of the foregoing.

          (b) "BENEFIT PLANS" means, with respect to the Seller, all "employee benefit plans," as defined in Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986,
as amended, and the rules and regulations promulgated thereunder, all other employment, severance pay, salary continuation, bonus, incentive, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, change-in-control, supplemental unemployment, layoff, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit, cafeteria, welfare, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and all other employee benefit plans, contracts, programs, funds, or arrangements (whether qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective) and any trust, escrow, or similar agreement related thereto, whether or not funded.

          (c) "CODE" means the Internal Revenue Code of 1986, as amended.

          (d) "INVENTORIES" means all inventories of the Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Seller in the production of finished goods.

          (e) "GOVERNMENTAL ENTITY" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Tax Authority or other governmental or quasi-governmental authority.

          (f) "KNOWLEDGE", "KNOWN" or works of similar import shall mean
Knowledge of a particular fact or other matter if: (1) an individual is actually aware of that fact or matter; or (2) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

          (g) "LAW" means any law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of a
Governmental Entity.

          (h) "LIABILITY" and "LIABILITIES" means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any contract.

          (i) "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means, with respect to any Party, any change, circumstance, litigation, action, or effect that has caused, or would be reasonably likely to cause, a material adverse change in the property, business, financial condition or results of operations of such Party, or to the ability of such Party to

                                       26

consummate timely the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material
Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions affecting the industry in which the Party operates except to the extent such conditions shall materially, adversely and disproportionately affect such Party, (2) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (3) changes in GAAP, or (4) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; and (b) any adverse change in or effect on the business of the Party that is cured by such Party before the earlier of (1) the Closing Date and (2) the date on which this
Agreement is terminated pursuant to Article VII hereof. Notwithstanding the generality of the foregoing, the imposition, directly or indirectly, of any term or condition in any Final Order, or in any other order, ruling, declaration or pronouncement issued by any Governmental Entity in connection with the transactions contemplated by this Agreement, that materially and adversely affects the rates or charges of the Buyer or the Seller, conclusively shall be deemed to constitute a Material Adverse Effect on the Buyer or the Seller, as
applicable, for purposes of determining whether the condition set forth in
Section 5.1(g) or Section 5.2(g) above has been satisfied or fulfilled.

          (j) "ORDER" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

          (k) "ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

          (l) "OWNED REAL PROPERTY" shall mean each item of real property owned by the Seller and all easements related thereto.

          (m) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934).

          (n) "PURCHASED ASSETS" means all of the Seller's right, title and interest in and to all of the Seller's assets, tangible or intangible, of every kind and description including without limitation, the following (but excluding the Excluded Assets (as defined in Section 1.3)):

               (1) all Owned Real Property;

               (2) all Tangible Personal Property (as defined in this Article);

               (3) all of the intangible rights and property of the Seller, including all intellectual property, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings;

               (4) all Inventories;

                                       27

               (5) all Accounts Receivable;

               (6) all of the Seller's contracts with respect to the Water
Systems, and all outstanding offers or solicitations made by or to the Seller to enter into any contract with respect to the Water Systems;

               (7) all governmental authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to the
Buyer;

               (8) all data and records related to the operations of the Seller, including client and customer lists and records, books and records relating to
Taxes of the business and the Purchased Assets, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records; and

               (9) all claims of the Seller against third parties relating to the Purchased Assets relating to any period after the Closing, whether choate or inchoate, known or unknown, contingent or noncontingent.

          (o) "REAL PROPERTY" shall mean all Owned Real Property and Real
Property Leases of the Seller.

          (p) "REAL PROPERTY LEASES" shall have the meaning ascribed to such term in 3.1(bb)(ii).

          (q) "SUBSIDIARY" means any corporation, association, business entity, partnership, limited liability company or other person of which the Seller, either alone or together with one or more Subsidiaries or by one or more other
Subsidiaries, (A) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such person, or (B)
is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such person's board of directors or other governing body.

          (r) "TANGIBLE PERSONAL PROPERTY" means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories)
of every kind owned or leased by the Seller (wherever located and whether or not carried on the Seller's books), together with any express or implied warranty of the seller, manufacturer or lessor of such Tangible Personal Property to the extent any such warranty may be transferred by the Seller to the Buyer without material cost to the Seller in obtaining the written consent of such seller, manufacturer or lessor if required. The term "tangible" as used herein is not intended to be construed by reference to the Uniform Commercial Code definition of the term "tangible;" thus, intellectual property is not included within
Tangible Personal Property.

                                       28

          (s) "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, environmental, customs duties, capital stock, franchise, withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, or other kind of tax of any kind whatsoever, including any interest, penalty or addition thereto and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

          (t) "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE IX
                               GENERAL PROVISIONS

     9.1 AMENDMENT. This Agreement may not be amended or modified orally, and no amendment or modification shall be valid unless in writing and signed by the
Party against whom the same is sought to be enforced.

     9.2 EXPENSES. Whether or not the transactions contemplated by this
Agreement is consummated, each Party shall pay the expenses and fees of its respective accountants, attorneys and other advisers incurred by such Party incident to the negotiation, execution and performance of this Agreement.

     9.3 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

     9.4 ASSIGNABILITY. This Agreement shall not be assignable by either Party except upon the prior written consent of the other Party. Notwithstanding the preceding sentence, this Agreement may be assigned by a Party to any affiliate of such party; provided, however, that such Party shall continue to be jointly and severally liable for the performance of its obligations pursuant to this
Agreement. This Agreement shall be expressly assumed by any successor or assign of the equitable interests or assets of the Seller or the Seller Parent.

     9.5 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns other than the Parent which is an intended third party beneficiary of this Agreement and may make a claim against the Buyer for damages incurred by the Parent if the Buyer does not purchase the Purchased
Assets in breach of the provisions of this Agreement or if the Buyer as defined in the Asset Purchase Agreement does not purchase the Service Contracts in breach of the provisions of the Asset Purchase Agreement. The Parent shall give the Buyer written notice of any such claim and the Buyer shall have thirty (30)
days to cure such claim by purchasing the Purchased Assets.

     9.6 ENTIRE AGREEMENT. Except as provided herein, this Agreement and the
Schedules attached hereto constitute the complete understanding of the Parties hereto with respect to the

                                       29

subject matter hereof, and shall supersede all other oral or written agreements, arrangements, representations and communications with respect to the subject matter hereof.

     9.7 WAIVER. Any delay by a Party in enforcing any right hereunder with respect to a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any such right and any waiver granted shall not operate as a waiver with respect to any subsequent breach.

     9.8 FURTHER ASSURANCES. On and after the Closing, each Party shall take such other action and execute such other documents as may be reasonably requested by the other Party from time to time to effectuate, facilitate or confirm the transfer of the Purchased Assets pursuant to this Agreement, to vest in the Buyer all right, title and interest in and to the Purchased Assets intended to be sold, assigned, transferred, conveyed and delivered pursuant to this Agreement and to assist the Buyer in effecting a smooth and orderly transition of the business and operations relating to the Purchased Assets.

     9.9 SPECIFIC ENFORCEMENT. There being no adequate remedy at law for a failure to purchase or sell the Purchased Assets when required under this
Agreement, the Parties agree that this Agreement shall be specifically enforced against any Party who shall fail to purchase or sell the Purchased Assets when required under this Agreement, or against any party who shall otherwise act in contravention or in breach of this Agreement.

     9.10 HEADINGS. All sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement in any manner.

     9.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

     9.12 NOTICES. Any notice required or which may be given under this
Agreement shall be in writing and either delivered personally, sent by overnight courier or mailed by certified mail, return receipt requested, to the addressee.
Such notice shall be deemed given when so delivered personally, or if sent by overnight courier, one (1) business day after the date so sent, or if mailed by certified mail, three (3) business days after the date of mailing. Notices shall be sent to the address of the addressee stated in this Agreement or to such other address as any addressee shall request by written notice.

     9.13 VENUE. Each party hereby designates the Connecticut Superior Courts or the United States District Courts for the District of Connecticut, as the
exclusive courts of proper jurisdiction and venue of and for any and all lawsuits or other legal proceedings relating to this Agreement; hereby irrevocably consents to such designation, jurisdiction and venue; and hereby waives any objection or defense relating to jurisdiction or venue with respect to any lawsuit or other legal proceeding initiated in or transferred to the
Connecticut Superior Courts or the United States District Courts for the
District of Connecticut.

                                       30

     9.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

     9.15 SEVERABILITY. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.

                  [Remainder of page left intentionally blank.]

                                       31

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first written above.

Witnessed By:                           The Buyer:

                                        The Connecticut Water Company

-------------------------------------

                                        By: /s/ Eric W. Thornburg
-------------------------------------       -----------------------------------
                                            Eric W. Thornburg
                                            President and CEO

Witnessed By:                           The Seller:

                                        Eastern Connecticut Regional
                                        Water Company, Inc.
-------------------------------------

                                        By: /s/ Betsy Henley-Cohn
-------------------------------------       -----------------------------------
                                            Betsy Henley-Cohn,
                                            Chairwoman and CEO

Witnessed By:                           The Seller Parent:

                                        Birmingham Utilities, Inc.
-------------------------------------

                                        By: /s/ Betsy Henley-Cohn
-------------------------------------       ------------------------------------
                                            Betsy Henley-Cohn,
                                            Chairwoman and CEO

                                       32